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                                                                    EXHIBIT 10.2

[LOGO OF WILD OATS COMMUNITY MARKET APPEARS HERE]

June 1, 1999

Mr. James Lee
C/o Wild Oats Markets
3375 Mitchell Lane
Boulder, CO  80301

Re:  EMPLOYMENT AGREEMENT

     This Employment Agreement (this "Agreement") is entered into effective as of the 29th day of October, 1998, by and between Wild Oats Markets, Inc. (the "Corporation"), a Delaware Corporation and James Lee (the "Executive") and is a renewal of an original employment agreement dated September 1996. The Corporation desires to employ Executive, and Executive desires to be an Executive Officer of the Corporation, pursuant to the terms and conditions set forth herein. In consideration of the foregoing and the promises and covenants set forth below, the parties agree as follows:

1.  Employment.    The Corporation hereby employs Executive as President and
    ----------
Chief Operating Officer (the "COO"), and Executive agrees to be employed in such position during the term of this Agreement. Executive shall devote his full time and efforts to perform his duties faithfully and diligently and, to the best of his ability, to advance the interests of the Corporation.

2.  Compensation.  (a)  The Corporation shall pay Executive a base salary of
    ------------
$250,000.00 per year, with such increases as may be approved by the Compensation Committee of Corporation's Board of Directors, payable in accordance with the Corporation's practices in effect from time to time.

    (b) In addition, Executive shall be provided with a car and reimbursement for all business related automobile expenses; 100% Corporation-paid medical and dental insurance; four weeks paid vacation per year; and other benefits that are comparable to the benefits offered to other executive officers of the Corporation in general, including stock option grants as approved by the Compensation Committee of the Corporation's Board of Directors. The Corporation also shall reimburse Executive for all out-of-pocket expenses reasonably incurred and paid by him in the performance of his duties pursuant to this Agreement. Such reimbursement shall be in accordance with the Corporation's policies, and Executive shall furnish to the Corporation the documentation required to support the deductibility of such expenses for federal income tax purposes. All payments made under this Agreement are subject to all deductions required by law.
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Mr. James Lee
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    (c)  Executive also shall be entitled to participate in an annual bonus plan wherein Executive shall receive a bonus of up to fifty percent (50%) of his base salary based upon exceeding the internally budgeted EBIT (earnings before interest and taxes) for the corresponding fiscal year achieved by the Corporation. Budgeted annual EBIT shall be determined based on the annual operating plan submitted to and approved by the Corporation's Board of Directors. The bonus payment, if any, shall be made reasonably promptly after audited financial statements are available to the Corporation and may be paid in either cash or stock options, or a combination of both, as mutually agreed upon between Executive and the Compensation Committee.

3.  Term.
    ----

    a. The term of this Agreement (the "Term") shall commence on the date hereinabove mentioned and shall terminate on June 1, 2000; provided, however, that the Corporation may extend this Agreement for additional successive one (1) year terms upon approval by the Compensation Committee of the Board of Directors. Notwithstanding the foregoing, however, if the Executive's employment is terminated as the result of a Change in Control (as defined in Section 3(b)(v)) during the Term of this Agreement, this Agreement shall continue in effect for a period of twenty-four (24) months after the last day of the month in which such Change in Control occurred.

    b. The Term may be terminated at any time upon the occurrence of any of the following events:

         i).   The death or permanent disability of Executive;

         ii).  Executive's voluntary resignation;

         iii). Executive's discharge for cause;

         iv). Upon the thirtieth (30th) day following written notice of termination other than for cause (the "Termination Without Cause Notice") from the Corporation to Executive; or

         v). On Executive's election for Good Reason upon a Change in Control. For purposes of this Agreement, a Change in Control shall be deemed to occur if:

              1. any Person (as defined below) becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Corporation representing a majority or more of the combined voting power of the Corporation's then outstanding securities. For purposes of this Agreement, (A) the term "Person" is used as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided, however, that unless this Agreement provides to the contrary, the term shall not include Elizabeth C. Cook, Michael C. Gilliland, Chase Venture Capital Associates or their affiliates, the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, and (B) the term "Beneficial Owner" shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;
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Mr. James Lee
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              2.   during any period of two consecutive years following the
                   execution of this Agreement, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in Sections 3(b)(v), (1) or (3)) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved (hereinafter referred to as "Continuing Directors"), cease for any reason to constitute at least a majority thereof;

              3. the stockholders of the Corporation consummate a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation to an unrelated third party or parties of all or substantially all of the Corporation's assets.

     c. Executive shall be considered permanently disabled if Executive is absent from employment or unable to render services hereunder on a full-time basis by reason of physical or mental illness or disability for three (3) months or more in the aggregate in any consecutive twelve month period during the Term.

     d. As used in Paragraph 3(b)(ii), "voluntary resignation" means Executive has resigned for any reason other than at the express written request, whether or not for cause, of the Board.

     e. As used in Paragraph 3(b)(iii), "cause" shall mean only that (i) Executive has refused to perform or discharge his material objections or duties hereunder for thirty (30) days after notice from the Board, or (ii) Executive has engaged in illegal or other wrongful conduct substantially detrimental to the business or reputation of the Corporation.

4.   Compensation upon Termination

     a. If this Agreement is terminated pursuant to Paragraphs 3(b)(i) or 3(b)(ii), this Agreement shall terminate immediately or at such later date as shall be designated by the Board and all of Executive's rights hereunder shall terminate effective upon such termination.

     b. If this Agreement is terminated pursuant to Paragraph 3(b)(iii), this Agreement shall terminate immediately and all of Executive's rights hereunder shall terminate effective upon such termination and Executive shall not be entitled to any further benefits. Except as provided above and as otherwise specified in any notice of termination, Executive shall not continue after termination to be an Executive Officer of the Corporation for any purpose and all rights Executive might thereafter have as an Executive Officer pursuant to any plan shall cease, except as expressly provided to the contrary in writing under any such plan.

     c. If the Corporation should terminate this Agreement pursuant to Paragraph 3(b)(iv) by giving a Termination Without Cause Notice:

         i). Executive shall cease to be President and COO, or to hold such other office or position Executive then holds in the Corporation or any subsidiary or affiliate
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Mr. James Lee
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     thereof, effective upon the date specified in the Termination Without Cause
     Notice (the "Effective Date").

         ii). The Corporation shall be obligated and shall continue to pay Executive a salary at Executive's then annual salary (excluding bonus) for a period of one (1) year following the Effective Date. Such payments shall be made in installments payable as provided in Section 2 hereof.

     d.  If this Agreement should terminate pursuant to Paragraph 3(b)(v):

         i). General. If any of the events described in Section 3(b)(v) constituting a Change in Control shall have occurred, and the Executive terminates for Good Reason, the Executive shall be entitled to the benefits provided in Section 4(d)(iii) upon the subsequent termination of his employment during the term of this Agreement. In the event the Executive's employment with the Corporation is terminated for any reason and subsequently a Change in Control occurs, he shall not be entitled to any benefits hereunder.

         ii) Good Reason. The Executive shall be entitled to terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without his express written consent, the occurrence after a Change in Control of any of the following circumstances:

              (A) a significant adverse alteration in the nature or status of his responsibilities or the conditions of his employment from those in effect immediately prior to such Change in Control;

              (B) the Corporation's reduction of his annual base salary as in effect on the date hereof or as the same may be increased from time to time except for proportional across-the-board salary reductions similarly affecting all management personnel of the Corporation and all management personnel of any Person in control of the Corporation;

              (C) the relocation of the Corporation's offices at which he is principally employed immediately prior to the Change of Control to a location more than 25 miles further from the Executive's home than the previous location;

              (D) the Corporation's failure to pay to the Executive any portion of his current compensation or to pay any portion of an installment of deferred compensation under any deferred compensation program of the Corporation within thirty (30) days of the date such compensation is due;

              (E) the Corporation's failure to continue in effect any material compensation or benefit plan in which the Executive participates or to arrange for him to receive any perquisites to which he is entitled immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the Corporation's failure to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of participation relative to other participants, as existed at the time of the Change in Control;

              (F) the Corporation's failure to continue to provide the Executive with benefits substantially similar to those enjoyed by him under any of the Corporation's life insurance, medical, health and accident, or disability plans in
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Mr. James Lee
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         which he was participating at the time of the Change in Control, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits, or the failure by the Corporation to provide him with the number of paid vacation days to which he was entitled pursuant to this Agreement.

               (G) the Corporation's failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 7.

               (H) the continuation or repetition, after written notice of objection from the Executive, of harassing or denigrating treatment of him inconsistent with his position with the Corporation.

               (I) The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

         iii). Upon a termination for Good Reason under Paragraph 3(b)(v), the Corporation shall be obligated and shall continue to pay Executive a salary at Executive's then annual salary (excluding bonus) for a period of two (2) years following the Effective Date. Such payments shall be made in installments payable as provided in Section 2 hereof, provided, however, that Executive may elect a lump sum payment discounted at the applicable long term federal interest rate.

         iv). If the Executive's employment is terminated under Paragraph 3(b)(v), all outstanding stock options held by Executive shall become immediately and fully vested. Such options must be exercised within 30 days of the Effective Date.

         v). The Corporation shall pay to the Executive all legal fees and expenses reasonably incurred by him, in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement.

         vi).  If by reason of Section 280G of the Internal Revenue Code
    ("Code") any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of his employment would not be deductible (in whole or in part) by the Corporation, an Affiliate or other person making such payment or providing such benefit, then the severance payments payable under (iii) above shall be reduced until no portion of the total payments is not deductible by reason of Section
    280G. For purposes of this limitation, (A) no portion of the total payments, the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of payment of the Severance Payments shall be taken into account; (B) no portion of the total payments shall be taken into account which in the opinion of the Corporation's counsel does not constitute a "parachute payment" within the meaning of Code Section 280G(b)(2); (C) the severance payments shall be reduced only to the extent necessary so that the severance payments in their entirety constitute reasonable compensation for services actually rendered within the meaning of Code Section 280G(b)(4), and (D) the value of any noncash benefit or any deferred payment or benefit included in the Severance Payments shall be determined by the Corporation's independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4). For purposes of this Section 4(d)(vi), the term "Affiliate" means the Corporation's successors, any
    Person whose actions result in a Change in Control or any corporation affiliated (or which, as a result of the completion of the transactions causing a Change in Control shall become affiliated) with the Corporation within the meaning of Code Section 1504.
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Mr. James Lee
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         (vii) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 4(d) by seeking other employment or otherwise nor shall the amount of any payment or benefit provided for in this
Section 4(d) be reduced by any compensation earned by the Executive as the result of employment by another employer or self-employment or by retirement benefits.

5.  Return of Documents and Property.  Upon the termination of Executive's
    --------------------------------
employment by the Corporation, or at any time upon the request of the Corporation, Executive (or his heir or personal representative) shall deliver to the Corporation: (a) all documents and materials containing trade secrets and other confidential information relating to the Corporation's business and affairs, and (b) all other documents, materials and other property belonging to the Corporation or its affiliated companies that are in the possession or under the control of Executive.

6.  Competition, Confidential Information.
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    a.   The Corporation acknowledges that prior to Executive's employment by the Corporation, the Executive has previously worked in the retail supermarket business. As a result, Executive possesses knowledge and information which was acquired through sources other than the Corporation, and which includes, but is not limited to, knowledge and information regarding prospective products, products, systems, prospective customers, agents, processes, and sales and marketing methods which may be identical to or similar to information regarding the Corporation's present and prospective products, systems, customers, agents, process, and sales and marketing methods disclosed to Executive by the Corporation relating to the business and operation of the Corporation. Accordingly, the Corporation and Executive agree that when the term "Confidential Information" is used in this Section 6, that said term shall refer only to Confidential Information of the Corporation which is not generally known to others engaged in similar businesses or activities as the Corporation, or which was not known by Executive prior to his employment by the Corporation.

    b.   The Executive and the Corporation recognize that due to the nature of his engagement hereunder, and the relationship of the Executive to the Corporation, the Executive will have access to and will acquire, and may assist in developing confidential and proprietary information which is not generally known to others engaged in similar business or activities as the Corporation, or which was not known by Executive prior to his employment by the Corporation (hereinafter "Confidential Information") relating to the business and operations of the Corporation, including, without limiting the generality of the foregoing, information with respect to its present and prospective products, systems, customers, agents, processes, and sales and marketing methods except that such Confidential Information shall exclude information already in the public domain or which enters the public domain through sources other than the Executive. The Executive acknowledges that such Confidential Information is of central importance to the business of the Corporation and that disclosure of it to others or its use by others could cause substantial loss to the Corporation.
The Executive and the Corporation also recognize that an important part of the Executive's duties will be to develop good will for the Corporation through his personal contact with customers, agents and others having business relationships with the Corporation, and that there is a danger that this good will, a proprietary asset of the Corporation, may follow the Executive if and when his relationship with the Corporation is terminated. The Executive accordingly agrees to the following provisions:
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Mr. James Lee
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         i).   During the term of this Agreement and for a period of twelve
    (12) months thereafter, the Executive will not personally, either on his own behalf, or on behalf of any other person or entity, except for the account of and on behalf of the Corporation: (A) solicit employment from or become an employee of any company which was, at the time of termination of this Agreement or within six (6) months prior to that date, a competitor of the Corporation; (B) hire any individual who was, at the time of termination of this Agreement or within six (6) months prior to that date, an employee of the Corporation; or (C) compete with the Corporation in the area of natural foods or grocery supermarkets anywhere in the United States.

         ii). Nothing in this Section 6 shall be construed to prevent the Executive from owning, as an investment, not more than 1% of a class of equity securities issued by any competitor of the Corporation and publicly traded and registered under the federal securities laws.

         iii). The Executive will keep confidential any Confidential
    Information of the Corporation which is now known to him or which hereafter may become known to him as a result of his employment or association with the Corporation and shall not at any time directly or indirectly disclose any such Confidential Information to any person or entity, or use the same in any way, other than in connection with the business of the Corporation, during and after the term of this Agreement. Confidential Information of the Corporation shall include, but not be limited to, the following: (A) the business operations or internal structure of the Corporation, (B) the employees, customers or clients of the Corporation, (C) past, present or future research done by the Corporation respecting the business or operations of the Corporation or customers, clients, or potential customers or clients of the Corporation, (D) the Executive's work performed for any customer or client of the Corporation, (E) any method or procedure relating or pertaining to projects developed by the Corporation or contemplated by the Corporation to be developed, or (F) any other Confidential Information of the Corporation. Further, upon leaving the employ of the Corporation for any reason whatsoever, the Executive shall not take with him, without the prior written consent of the Board of Directors of the Corporation, anything containing Confidential Information relating to or pertaining to the Corporation, whether in written, graphic, recorded, or computer-generated form, or in any other form.

         iv). A violation by the Executive of the provisions of this Section would cause irreparable injury to the Corporation, and there is no adequate remedy at law for such violation, the Corporation shall have the right, in addition to any other remedies available to it at law or in equity, to enjoin the Executive from violating these provisions.

7.  Successors; Binding Agreement.  The Corporation shall, upon the Executive's
    -----------------------------
written request, require that any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of any such successor to assume and agree to perform this Agreement within 30 days of such written request upon such successor to assume and agree to perform this Agreement shall be a breach of this Agreement and shall entitle the Executive to terminate his employment and receive compensation from the Corporation in the same amount and on the same terms to which he would be entitled hereunder if he terminates his employment for Good Reason following a Change of Control. For purposes of implementing the foregoing, the date
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Mr. James Lee
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which is 30 days after the Corporation makes a written request upon a successor to assume and agree to perform this Agreement shall be deemed the Date of Termination. Where the context requires, "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8.  Assignment.    Executive's rights and obligations under this Agreement shall
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not be assignable by Executive.  The Corporation's rights and obligations under this Agreement shall not be assignable by the Corporation except as incident to the transfer, by sale, merger, liquidation, or otherwise, of all or substantially all of the business of the Corporation.

9.  Severability.  The invalidity or unenforceability of any provision of this
    ------------
Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10. Counterparts.  This Agreement may be executed in several counterparts, each
    ------------
of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

11. Notices.       Any notice required or permitted under this Agreement shall
    -------
be given in writing and shall be deemed to have been effectively made or given if personally delivered, or if telegraphed, telexed, cabled, faxed, e-mailed, or mailed to the other party at its address set forth below in this Section 11, or at such other address as such party may designate by written notice to the other party hereto. Any effective notice hereunder shall be deemed given on the date personally delivered or on the date telegraphed, telexed, cabled faxed, e-mailed, or deposited in the United States mail (sent by certified mail, return receipt requested) mailed postage prepaid, as the case may be at the following addresses:

          To Corporation:  Wild Oats Markets, Inc.
                           Attention:  Freya Brier, General Counsel
                           3375 Mitchell Lane
                           Boulder, CO  80301
                           (303) 440-5220
                           Fax (303) 440-5280

          To Executive:    Jim Lee
                           685 East Wiggins
                           Superior, Colorado  80027

12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

13. AGREEMENT.  This Agreement constitutes the entire understanding of the Executive and the Corporation with respect to its subject matter and supersedes any and all prior understandings of the parties. This Agreement may not be amended, modified, or discharged orally, but only by an instrument in writing signed by both parties.
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Mr. James Lee
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     IN WITNESS WHEREOF, the parties have set their hands and seals as of the day and year above written.

THE CORPORATION

Wild Oats Markets, Inc.



By  /s/ Freya R. Brier
    ----------------------------


THE EXECUTIVE



By  /s/ James Lee
    ----------------------------
    James Lee